VOTING AGREEMENT


            VOTING AGREEMENT, dated as of this 6th day of July, 2005 ("Agreement"), among Chiste Corporation, a Nevada corporation ("Chiste"), Keating Reverse Merger Fund, LLC, a Delaware limited liability company ("KRM Fund"), and each of the persons whose signature appears under the caption "Shareholders" on the signature page hereof. For purposes of this Agreement, KRM Fund and each person whose signature appears on the signature page hereof shall be referred to herein individually as "Shareholder" and collectively as the "Shareholders".

            WHEREAS, as of the date hereof, each Shareholder owns beneficially of record or has the power to vote, or direct the vote of, shares of common stock, par value $0.001 per share or shares of Series B Convertible Preferred Stock, par value $0.001 per share, of Chiste as set forth opposite such Shareholder's name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by the Shareholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the "Shares");

            WHEREAS, Chiste, HydroGen, LLC ("HydroGen"), the Shareholders (other than KRM Fund) and other members of HydroGen have entered into an Exchange Agreement, dated May 13, 2005 (as the same may be amended from time to time) (the "Exchange Agreement")) which provides, upon the terms and subject to the conditions thereof, for the exchange of all of the Interests of HydroGen for the Buyer's Shares (the "Exchange");

            WHEREAS, as a condition to the consummation of the Exchange Agreement, Chiste has requested that the Shareholders agree, and the Shareholders have agreed, severally, to enter into this Agreement; and

            WHEREAS, the capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Exchange Agreement;

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Exchange Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                   TRANSFER AND VOTING OF SHARES FOR DIRECTORS

            SECTION 1.01 Transfer of Shares. Except as set forth in this Section 1.01, during the term of this Agreement, no Shareholder shall sell, transfer, pledge or otherwise dispose of any Shares. Notwithstanding the foregoing, the following transfers shall be permitted under this Agreement, subject to the compliance with applicable securities laws: (a) each Shareholder shall be permitted to, without permission from Chiste or any other Shareholder, directly or indirectly, to deposit any Shares of the Shareholder into a trust or similar arrangement of which the Shareholder or his immediate family (or in the case of a corporate entity its affiliates or owners) are the beneficiaries or principals in interest or hold the controlling interest, so long as the trust or holding entity agrees in writing to be bound by the terms of this Agreement, and (b) transfer the Shares by will or the laws of intestacy, so long as the administrator or beneficiary agrees in writing to be bound by the terms of this Agreement. Notwithstanding the foregoing, KRM Fund, shall be permitted to sell, transfer, pledge or otherwise dispose of any or all of its Shares at any time without restriction and without permission from Chiste or any other Shareholder.

            Each certificate evidencing Shares owned by each Shareholder (other than KRM Fund) and each certificate issued in exchange for or upon the transfer of any Shares owned by each Shareholder (other than KRM Fund) shall be stamped or otherwise imprinted with a legend (the "Legend") in substantially the following form or to the following effect.

      "The securities represented by this certificate are subject to a Voting Agreement by and among the original holder of such securities, the issuer of such securities, and Keating Reverse Merger Fund, LLC and to an irrevocable proxy granted pursuant to the Voting Agreement. A copy of such agreement will be furnished without charge by issuer at its corporate offices, upon written request."

            SECTION 1.02 Vote in Favor of the Directors. During the period commencing on the date hereof and terminating one year thereafter, each Shareholder, in its capacity as a Shareholder of Chiste (or successor), agrees to vote (or cause to be voted) all Shares directly or indirectly owned by the Shareholder or over which the Shareholder has the beneficial ownership or the right to vote and all Shares which such Shareholder acquires directly or indirectly or has the beneficial ownership or right to vote in the future, at any meeting of the Shareholders of Chiste, and in any action by written consent of the Shareholders of Chiste, in favor of the election of the Director Designees, as defined herein, to the Board of Directors of Chiste and will not vote (or cause to be voted) for the removal of the Director Designees from the Board of Directors. Any Director Designee may be removed from the Board of Directors in the manner allowed by law and Chiste's governing documents, but with respect to the Director Designee nominated by KRM Fund pursuant to Section
1.04 (c), in the event such Director Designee is removed as a director of the Company, KRM Fund shall have the right to designate and nominate such removed director's replacement.

            SECTION 1.03 Size of Board of Directors. The Shareholders agree that the Board of Directors of Chiste shall consist of five persons during the term hereof, provided that the number of directors only may be increased or decreased with the written consent of the KRM Fund during the term of this Agreement, and the Shareholders will take all such action to maintain the number of directors at five or the number as agreed by KRM Fund.

            SECTION 1.04 Director Designees. The Director Designees will be as follows:

                  (a) so long as Joshua Tosteson is employed by and a shareholder of Chiste, Joshua Tosteson and one person designated by Joshua Tosteson, provided, however, that if Joshua Tosteson elects, he may designate an additional director in substitution for himself;

            (b) so long as Leo Blomen is employed by and a shareholder of Chiste, Leo Blomen and one person designated by Leo Blomen, provided, however, that if Leo Blomen elects, he may designate an additional director in substitution for himself; and

            (c) for one person designated by KRM Fund.

      Neither the Shareholders, nor any of the officers, directors, shareholders, members, managers, partners, employees or agents of any Shareholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party's execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

      SECTION 1.05 Term of Agreement. The obligations of the Shareholders pursuant to this Article I shall terminate on the first anniversary of the date of this Agreement.

                                   ARTICLE II
                          VOTING FOR CORPORATE ACTIONS

      SECTION 2.01 Vote in Favor of Corporate Matters. During the term of this Agreement, each Shareholder hereby agrees and covenants to vote or cause to be voted all of his Shares then owned by him, or over which he has voting power, at any regular or special meeting of shareholders, or, in lieu of any such meeting, to give his written consent in any action by written consent of the shareholders, in favor of each of the following items ("Actions"):

            (a) To approve a 1 for 25 reverse stock split with special treatment for certain of Chiste's stockholders to preserve round lot stockholders ("Reverse Split");

            (b) To approve the change of the name of Chiste;

            (c) All such other actions as shall be necessary or desirable in connection with or related to the foregoing actions in (a) through (b) above including, without limitation, any amendment to the articles of incorporation of Chiste to effect the foregoing.

      SECTION 2.02 Grant of Proxy; Further Assurance. Each Shareholder, by this Agreement, with respect to all Shares over which it has voting authority and any Shares hereinafter acquired by such Shareholder over which it may have voting authority, does hereby irrevocably constitute and appoint Joshua Tosteson and/or Leo Blomen, acting individually or jointly, or any nominee, with full power of substitution, as his or its true and lawful attorney and proxy, for and in his or its name, place and stead, to vote each of such Shares as such Shareholder's proxy, at every annual, special or adjourned meeting of the shareholders of Chiste (including the right to sign his or its name (as Shareholder) to any consent, certificate or other document relating to Chiste that may be permitted or required by applicable law) in favor of the adoption and approval of each of the Actions. This proxy extends to no other matter, except for the Actions as enumerated above. Each Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Chiste the power to carry out the provisions of this Agreement

      SECTION 2.03 Termination. The obligations of each Shareholder pursuant to this Article II (including the grant of the proxy in Section 2.02) shall terminate upon the adoption and approval of the Actions by the shareholders of Chiste.

      SECTION 2.04 Obligations as Director and/or Officer. If Shareholder or any of its affiliates or nominees is a member of the board of directors of Chiste (a "Director") or an officer of Chiste (an "Officer"), nothing in this Agreement shall be deemed to limit or restrict the Director or Officer acting in his or her capacity as a Director or Officer of Chiste, as the case may be, and exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Chiste and shall not apply to his or her actions, judgments or decisions as a Director or Officer of Chiste.



                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES;
                          COVENANTS OF THE SHAREHOLDERS

      Each Shareholder hereby severally represents warrants and covenants to Chiste and the other Shareholders as follows:

      SECTION 3.01 Authorization. Such Shareholder has full legal capacity and authority to enter into this Agreement and to carry out such person's obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by Chiste and the other Shareholders) this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

      SECTION 3.02 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not,
(i) conflict with or violate any Legal Requirement applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Shareholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

            (b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Shareholder of such Shareholder's obligations under this Agreement.

      SECTION 3.03 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of such Shareholder or any of such Shareholder's affiliates, threatened against such Shareholder or any of such Shareholder's affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to materially delay or impair such Shareholder's ability to consummate the actions contemplated by this Agreement. There is no judgment, decree or order against such Shareholder or any of such Shareholder's affiliates, or, to the knowledge of such Shareholder of any of such Shareholder's affiliates, any of their respective directors or officers, in the case of a corporate entity (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the actions contemplated by this Agreement, or that would reasonably be expected to have a material adverse effect on such Shareholder's ability to consummate the actions contemplated by this Agreement.

      SECTION 3.04 Title to Shares. Such Shareholder is the legal and beneficial owner of its Shares free and clear of all Encumbrances.

      SECTION 3.05 Absence of Claims. Each Shareholder has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by the Shareholder against Chiste or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any way relating to any duty or obligation of Chiste or any Shareholder.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES;
                               COVENANTS OF CHISTE

      Chiste hereby represents, warrants and covenants to the Shareholders as follows:

      SECTION 4.01 Organization; Authorization. Chiste is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Chiste has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

      SECTION 4.02 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Chiste does not, and the performance of this Agreement by Chiste will not, (i) conflict with or violate any Legal Requirement applicable to Chiste or by which any of its property or assets are bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or assets, including, without limitation, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

            (b) The execution and delivery of this Agreement by Chiste does not, and the performance of this Agreement by Chiste will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by Chiste of its obligations under this Agreement.

      SECTION 4.03 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Chiste, threatened against Chiste or any of its properties or any of its officers or directors (in the capacities as such) that, individually or in the aggregate, would reasonably be expected to materially delay or impair Chiste's ability to consummate the actions contemplated by this Agreement. There is no judgment, decree or order against Chiste, or, to the knowledge of Chiste, any of its directors or officers (in the capacities as such), that would prevent, enjoin, alter or materially delay any of the actions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Chiste's ability to consummate the actions contemplated by this Agreement.

                                   ARTICLE V
                               GENERAL PROVISIONS

      SECTION 5.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 5.01):

      (a)   If to Chiste:

                                    Chiste Corporation
                                    Attention, Kevin R. Keating, President
                                    936A Beachland Boulevard, Suite 13
                                    Vero Beach, FL USA 32963

                                    with a mandatory copy to

                                    Graubard Miller
                                    Attention:  Andrew Hudders, Esq.
                                    405 Lexington Avenue
                                    New York, NY 10174-1901
                                    Facsimile:  (212) 818-8881


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

      (b)   If to any Shareholder (other than KRM Fund):

                                    HydroGen, LLC
                                    Attention: Joshua Tosteson
                                    1801 Route 51 South
                                    Jefferson Hills, PA 15025
                                    Facsimile: _______________

      (c)   If to KRM Fund:

                                    Keating Reverse Merger Fund, LLC
                                    Mr. Timothy J. Keating, Manager
                                    5251 DTC Parkway, Suite 1090
                                    Greenwood Village, CO USA 80111-2739
                                    Facsimile: (720) 889-0135

      SECTION 5.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 5.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 5.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

      SECTION 5.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      SECTION 5.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado applicable to contracts executed in and to be performed in that State.

      SECTION 5.07 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Colorado.

      SECTION 5.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 5.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 5.10 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

      SECTION 5.11 Exchange Agreement. All references to the Exchange Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.


                           [Signature page(s) follows]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



CHISTE CORPORATION


By:______________________________________________
       Kevin R. Keating, President


KEATING REVERSE MERGER FUND, LLC



By:______________________________________________
        Timothy J. Keating, Manager


SHAREHOLDERS:                                                  SHAREHOLDERS:

FuelCell Holdings, LLC                                             HMR, LP

By: _______________________________ _____________    By: __________________________


Title: __________________________________________    Title: _________________________



-------------------------------------------------    ------------------------------
Joshua Tosteson                                                 Leo Blomen



-------------------------------------------------    ------------------------------
Andrew Thomas                                                David Brewster



-------------------------------------------------    ------------------------------
Gregory Morris                                                  Scott Schecter



-------------------------------
Brian Bailys

                 COUNTERPART SIGNATURE PAGE TO VOTING AGREEMENT
                                FOR SHAREHOLDERS

      This Voting Agreement, dated as of this 6th day of July, 2005 ("Agreement"), among Chiste Corporation, a Nevada corporation ("Chiste"), Keating Reverse Merger Fund, LLC, a Delaware limited liability company ("KRM Fund"), and each of the persons whose signature appears under the caption "Shareholders" on the signature page hereof, may be signed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

      IN WITNESS WHEREOF, the undersigned, being a Shareholder of Chiste has executed this Agreement on and effective for all purposes as of the date first written above.

                                            SHAREHOLDER:



                                            ---------------------------

                                    EXHIBIT A


                                  SHAREHOLDERS

       Name of Shareholder                       Number of Shares Owned Beneficially and      Number of Options/Warrants
                                                              of Record (1)
                                                              -------------
Keating Reverse Exchange Fund LLC                         7,545,000 Common Stock                           0
FuelCell Holdings, LLC                             97,644 Series B Preferred Stock (2)                     0
Joshua Tosteson                                    70,012 Series B Preferred Stock (2)                     0
Leo Blomen                                         53,059 Series B Preferred Stock (2)                     0
Andrew Thomas                                      35,004 Series B Preferred Stock (2)                     0
David Brewster                                      7,727 Series B Preferred Stock (2)                     0
Gregory Morris                                      7,222 Series B Preferred Stock (2)                     0
HMR, LP                                            14,444 Series B Preferred Stock (2)                     0
Scott Schecter                                     11,838 Series B Preferred Stock (2)    2,726,682 Common Stock Options
Brian Bailys                                       14,039 Series B Preferred Stock (2)                     0


(1)   Prior to giving effect to the Reverse Split.

(2) Each share of Series B Preferred Stock is convertible into 185.35215 shares of Chiste's common stock, with preferred stockholders voting with common stockholders on an as converted basis.